Exhibit 8.1

Covington & Burling LLP
One CityCenter
BEIJING BRUSSELS LONDON LOS ANGELES	850 Tenth Street, NW
NEW YORK SAN FRANCISCO SEOUL	Washington, DC 20001-4956
SHANGHAI SILICON VALLEY WASHINGTON	T +1202 662 6000

October 11, 2017

Howard Bancorp, Inc.

6011 University Boulevard, Suite 370

Ellicott City, MD 21043

First Mariner Bank

3301 Boston Street

Baltimore, MD 21224

Ladies and Gentlemen:

We have acted as counsel to Howard Bancorp, Inc., a Maryland corporation (“Howard Bancorp”), in connection with the proposed merger (the “Merger”) of First Mariner Bank, a Maryland corporation (“First Mariner Bank”), with and into Howard Bancorp, pursuant to the terms of the Merger Agreement and Plan of Reorganization, dated as of August 14, 2017 (the “Merger Agreement”), by and between Howard Bancorp and First Mariner Bank, as described in the proxy and information statement/prospectus included in the Registration Statement on Form S-4 (the “Registration Statement”) filed by Howard Bancorp on the date hereof with the United States Securities and Exchange Commission (the “Commission”). Capitalized terms not defined herein will be used herein with the meanings assigned in the Merger Agreement.

Pursuant to Section 8.1(g) of the Merger Agreement, it is a condition for the performance of the Merger pursuant to the Merger Agreement for each of Howard Bancorp and First Mariner Bank to have received an opinion from us to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In connection with this opinion, we have reviewed (i) the Merger Agreement, (ii) the Registration Statement and (iii) such other records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have further assumed, with your permission and without independent investigation, that (i) the Merger will be consummated in the manner described in the Registration Statement and in accordance with the Merger Agreement, (ii) the Merger will be consummated without the waiver of any conditions to any party’s obligations to consummate the Merger and (iii) the covenants set forth in the Merger Agreement will be complied with. We have assumed further the accuracy of the representations set forth in the Merger Agreement and in certificates as to certain factual matters signed by officers of Howard Bancorp and First Mariner Bank. We have also assumed, with your permission and without independent investigation (other than such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person making a representation has represented that such person or a related party is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement, and such action will not be taken.

Howard Bancorp	Page 2
First Mariner Bank

Based upon and subject to the foregoing, we hereby confirm that the legal statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” constitute our opinion with respect to the United State federal income tax law matters referred to therein.

Our opinion expressed herein is subject to the assumptions and qualifications set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” and is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today’s date. This opinion is not binding on the Internal Revenue Service or courts. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences. We undertake no responsibility to advise you of any future change in the matters stated or assumed herein or in the United States federal income tax laws or the application or interpretation thereof.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

Covington & Burling LLP